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                                                                   EXHIBIT 10.14




                                          December 30, 1997

Mr. Steven H. Plausteiner
Chief Executive Officer
Snowdance, Inc.
Route 44
Brownsville, Vermont 05037

Dear Steve:

This letter agreement (the 'Agreement') will confirm the understanding between Snowdance, Inc. (the 'Company') and Tallwood Associates, Inc. ('Tallwood'), pursuant to which the Company has retained Tallwood on a nonexclusive as its consultant and financial advisor, on the terms and subject to the conditions set forth herein, to assist the Company in real estate finance and development. Tallwood's two principals are Richard S. Frary and Joel A. Mael.

In particular, with respect to the Company's real estate operations Tallwood will, at the request of the Company, (i) review the general operations including any business plans; (ii) evaluate personnel; (iii) analyze historical financial statements; (iv) review projections prepared by the Company; (v) assist in structuring, negotiating and reviewing any financing and development proposals; and (vi) advise the Company with respect to financing and development alternatives.

The Company hereby retains Tallwood for a one year period commencing January 1, 1998 (the 'Retention Period') to perform the above services.

In consideration of the services previously performed by Tallwood prior to the date hereof and to be performed by Tallwood pursuant to this Agreement, the Company will pay Tallwood:

     A) Options (the 'Options') exercisable into 40,000 shares of common stock of the Company at $5 per share price at any time during a period of four years,

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        commencing one year after the closing of the Company's initial public offering (the 'IPO'). Further, the Options cannot be transferred or sold by the principals of Tallwood, other than to family members, or a trust for the benefit of family members, who agree to such restrictions of exercise, prior to the first anniversary of the closing of the IPO. The Options are due and payable upon execution of this agreement. The Options to acquire 40,000 shares are deemed earned upon execution of this agreement based on work performed to date although this agreement contemplates continuing for one year. The Options to acquire 40,000 shares assumes 1,207,500 shares are owned by Susan and Steven Plausteiner immediately prior to the IPO and that standard anti-dilution provisions would apply prior to the closing of the IPO. The anti-dilution provisions on the Options will not apply, assuming the capitalization prior to the closing of the IPO described above, to shares issued pursuant to the IPO and any shares issued to Skyline Partners, L.P. pursuant to the acquisition of Hogback Mountain. After the closing of the IPO and the issuance of shares to Skyline Partners, L.P. pursuant to the acquisition of Hogback Mountain, standard anti-dilution provisions will apply with regard to any stock dividend, stock distribution or combination or subdivision of the Company's common stock.

In addition, after approval by the Company, the Company will reimburse Tallwood, upon demand, for all reasonable out-of-pocket expenses (including fees and disbursements of Tallwood's counsel, if any) incurred in connection with this engagement which obligation shall survive the expiration of this Agreement.

The Company agrees to provide Tallwood with such financial and other information concerning the Company that Tallwood may request from time to time in connection with the services to be performed hereunder. The Company hereby represents and warrants that all information provided to Tallwood by the Company hereunder and containing facts prepared by the Company about the Company will be accurate and complete in all material respects. In rendering its services, Tallwood will be relying, without independent verification, on the accuracy and completeness of all financial and other information that is and will be publicly available or furnished to us by the Company.

The Company agrees to indemnify Tallwood in accordance with the terms contained in the indemnification letter attached hereto. The foregoing indemnity shall survive the expiration of this Agreement.

Tallwood acknowledges that certain of the information concerning the Company furnished by the Company to Tallwood may contain material, non-public information and accordingly, is confidential and Tallwood will maintain the confidentiality of all such information and not use the information for any purpose other than assist the Company as contemplated hereunder. Such information shall not be deemed to be confidential to the extent it is already known to Tallwood

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from a source other than the Company, or becomes publicly
available from a source other than Tallwood. Tallwood may disclose such information if it is required to do so by law or required to do so by any governmental body or agency.

This Agreement and the indemnification letter incorporate the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all previous agreements should they exist and shall be governed by the construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

This Agreement has been and is made solely for the benefit of the Company and Tallwood and of the persons, agents, employees, officers, directors and controlling persons referred to in the indemnification letter between us, and their respective successors and permitted assigns and heirs, and no other person shall acquire or have any right under or by virtur of this Agreement.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this agreement and the indemnification letter attached hereto, which shall thereupon constitute binding agreements.

                                          Very truly yours,
                                          TALLWOOD ASSOCIATED, INC.

                                          By:
                                              .......................
                                          Name: Joel A. Mael
                                          Title: Managing Director

Accepted and agreed
as of the first date written above:
SNOWDANCE, INC.

By:  ...............................
     Name: Steven H. Plausteiner


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